Exhibit 6.14

ROYALTY RIGHT AND TRANSACTION BONUS

FORFEITURE agreement

THIS ROYALTY RIGHT AND TRANSACTION BONUS FORFEITURE AGREEMENT (the “Agreement”) is made as of September 10, 2015 (the “Effective Date”) by and among Dr. Kevin Stone (“Stone”), Aperion Biologics, Inc., a Delaware corporation (“Aperion”) and CrossCart LLC, a California limited liability company (“CrossCart”).

RECITALS:

A.           Pursuant to that certain letter agreement dated March 3, 2012, and in consideration for Stone’s prior service to the Aperion, Aperion granted Stone a contractual right to receive a cash bonus payable upon a “Qualified Acquisition” of Aperion as such term was defined in the letter agreement (the “Stone Bonus Award”). The Stone Bonus Award was subsequently modified pursuant to the terms of that certain Amendment to Acquisition Bonus Letter Agreement dated December 2, 2013 executed by Aperion.

B.            On December 13, 2014, Aperion offered CrossCart the right to purchase a demand note of Aperion with a principal balance of up to One Hundred and Twenty Thousand Dollars ($120,000) (the “December Note”). Upon acceptance of the offer to purchase the December Note, and as additional consideration therefor, Aperion granted CrossCart a royalty right equal to 5% of Aperion’s first Twelve Million Dollars ($12,000,000) of net sales from products manufactured using Aperion’s Z-Process (the “December Royalty Right”) as well as the right to receive a cash bonus payment in the event of a deemed liquidation event of Aperion (the “December Bonus Award”).

C.            On May 10, 2015, the Aperion offered CrossCart the right to purchase a line of credit note of Aperion with a principal balance of up to One Hundred Thousand Dollars ($100,000) (the “May Note”). Upon acceptance of the offer to purchase the May Note, and as additional consideration therefor, Aperion granted CrossCart an additional royalty right equal to 5% of all Aperion’s net sales above the first Twelve Million Dollars ($12,000,000) of net sales from products manufactured using Aperion’s Z-Process (the “May Royalty Right”).

D.           As of the date of this Agreement, Aperion is preparing a public offering of its common stock (the “Public Offering”) pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) and intends to file an offering statement on Form 1-A with the U.S. Securities and Exchange Commission (“SEC”).

E.             Aperion, Stone and CrossCart, as applicable, have each determined that:  it is in the best interest of each of Aperion, Stone and CrossCart to terminate the rights to the Stone Bonus Award, December Bonus Award and May Royalty Right upon completion of the Public Offering.

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, Aperion, Stone and CrossCart agree as follows:

1.             CrossCart Contingent Forfeiture of Specified Royalty Right and Transaction Bonus. CrossCart hereby agrees that all of its rights and interest in the December Bonus Award and May Royalty Right shall be terminated and forfeited upon the completion of the Public Offering.

2.             Stone Contingent Forfeiture of Bonus Award. Stone hereby agrees that all of its rights and interest in the Stone Bonus Award shall be terminated and forfeited upon the completion of the Public Offering

3.             December Royalty Right Unmodified. For avoidance of doubt, the December Royalty Right held by CrossCart is not modified in any way nor terminated by this Agreement.

4.             Successors. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties to this Agreement. Nothing contained herein shall be construed, however, to allow Aperion, Stone or CrossCart to assign their rights or delegate their duties under this Agreement.

5.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.             Amendment and Modification.  Aperion, Stone and CrossCart may amend this Agreement only by a written instrument executed by all the parties to this Agreement.

7.             Entire Agreement.  This Agreement embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

8.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.             Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth above.

Aperion Biologics, Inc.,
a Delaware corporation

By:
Its:

CrossCart LLC,
a California limited liability company

By:	Dr. Kevin Stone
Its:	Manager

Dr. Kevin Stone